Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of DecisionPoint Systems, Inc. on Form S-1 of our report dated March 16, 2011, except Note 2 which is dated December 22, 2011, on the consolidated financial statements of DecisionPoint Systems, Inc. and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
February 12, 2013